EXHIBIT 99.1
GUARANTY AND REPURCHASE AGREEMENT

This Guaranty and Repurchase Agreement (this “Agreement”) is made and entered into as of April 11, 2012, by and between Viking Investment Groups, LLC , a limited liability company incorporated under the laws of The Federation of St. Kitts and Nevis (the “Seller”) and SinoCubate Inc. a Nevada Corporation.(the “Buyer”).

WHEREAS, on June 29, 2011 and August 29, 2011, Seller sold 100,000 and 466,813 shares of China Wood Inc., publicly listed in the United States with the ticker symbol “CNWD” (collectively, the China Wood Shares”), and received from Buyer, common shares of Buyer;

WHEREAS, the parties now desire that Seller should guarantee that the per share 45-day volume weighted average price (“VWAP”) of the China Wood Shares will be equal to or less than US$4.00 per share;

NOW THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

I. PRICE GUARANTY

1.01    Guaranty. Seller absolutely, unconditionally and irrevocably guarantees that the 45-day

VWAP of the China Wood Shares will not be equal to or less than US$4.50 per share.

1.02.   Repurchase Obligation. If the 45-day VWAP of the China Wood Shares is ever equal to or less than US$4.00 per share, Seller agrees to repurchase the China Wood Shares by tendering a number of shares of common stock of the Buyer back to Buyer in the following amount: 566,813 multiplied by

$4.00 divided by the 45-day VWAP of a share of Buyer’s common stock. Both parties expressly agree that (1) Seller should never have to transfer more shares of Buyer’s common stock to Buyer than Seller received as consideration for Buyer’s purchase of the China Wood Shares, and (2) notwithstanding the foregoing provisions in this paragraph, Seller shall never be obligated to transfer more than 14,481,420 shares of common stock of the Buyer back to Buyer. As an example, and not in limitation, if the 45-day VWAP of the China Wood Shares equals US$3.75 per share, and Buyer’s 45-day VWAP of its common stock is $5.00 per share, Seller shall transfer 453,450.4 shares of Buyer’s common stock back to Buyer.

II. MISCELLANEOUS

2.01    No Waiver. Any delay by Buyer to insist upon strict performance of any obligation of Seller hereunder shall not be deemed to be a waiver of strict performance of such obligation or of any other obligation of Seller, and Buyer shall have the right at any time hereafter to insist upon strict performance of any and all such obligations.  No waiver of any default or breach of any provision of this Agreement shall be considered a waiver of any other or subsequent default or breach, and no delay or omission in exercising or enforcing any right, remedy or recourse herein after granted shall be construed as a waiver or release thereof or of any other right, remedy or recourse.  Acceptance by Buyer of partial payment(s) from Seller shall not constitute a waiver of a default by failure to make full payment.

2.02    Modifications. This Guaranty may be waived, modified or terminated only by a written instrument executed by the party against which enforcement of the waiver, modification or termination is asserted.

2.03    Notice.  Unless actual delivery or receipt is required hereby, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or 48 hours after being deposited in the U.S. mail, postage prepaid, addressed to the party to be notified at such party’s address as set forth in the Note, or as subsequently modified by written notice. The address for notices to Seller shall be as follows, provided that Seller may change its address for notice to any other location by notifying Buyer of the new address, with such change to become effective ten (10) days after notice of the change of address is given:

Kerry Center 1515 West Nanjing Road, 29th Floor Shanghai, P.R. China 200040

2.04    Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Buyer, and shall be binding upon the successors, heirs, personal representatives, executors and other successors of Seller. No right or obligation of Seller may be transferred or assigned by Seller without the written consent of Buyer.

2.05    Reformation. If any provision of this Agreement is held to be unenforceable under present or future laws effective while this Agreement is in effect (all of which invalidating laws are hereby waived to the fullest extent possible), the enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such unenforceable provision there shall beadded automatically, as part thereof, a provision that is legal, valid and enforceable and as similar in terms to such unenforceable provision as may be possible.

2.06    Entire Agreement. This Agreement constitutes the entire understanding and agreement between Buyer and Seller as to the subject matter hereof, and supersedes all prior written and oral understanding and agreements between Buyer and Seller in connection therewith.

2.07    Time. Time is of the essence of this Agreement and each provision hereof.

2.08    Governing Law; Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada without reference to its choice of law rules. Seller hereby expressly submits to the exclusive, personal jurisdiction of the federal and state courts situated in the State of Nevada, waives any objection that it may now have or hereafter have to the venue of any action in any such court or that any such action was brought in an inconvenient forum, and agrees not to plead or claim the same.

2.09    Service of Process.  Seller hereby waives personal service of process and consents that service of process upon it in any action brought with respect to any provision of this Guaranty or any other Transaction Document or the enforcement thereof may be made by certified or registered mail,return receipt requested, or by commercial carrier or by hand, at Seller’s address specified in Section 2.03 above, and service so made shall be deemed completed after such service is received at such address.Nothing herein shall affect the right to serve process in any other manner permitted by law.

2.10     Trial by Jury.  SELLER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS BROUGHT WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE ENFORCEABILITY THEREOF.

2.11     Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of Seller and shall not in any way affect the meaning or interpretation hereof.  All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Guaranty.  Whenever the term “including” or a similar term is used herein, it shall be read as if it were written “including by the way of example only and without in any limiting the generality of the clause or concept to which reference is made.” This Agreement shall be construed as though both Buyer and Seller had drafted it.

IN WITNESS WHEREOF, Buyer and Seller have executed this Guaranty as of the date first set forth above.

SELLER:

Viking Investment Groups, LLC

By: Its:	Tom Simeo President

BUYER:

SinoCubate, Inc.

By: Its:	Tom Simeo Chief Executive Officer